Exhibit 99.1

Howmet Aerospace Delivers on Second Quarter 2021 Commitments with Expectations for a Stronger Second Half 2021

Second Quarter 2021 Highlights

  Revenue of $1.20 billion, down only 5% year over year
  Income from continuing operations of $74 million, or $0.17 per share, versus loss from continuing operations of $84 million, or $0.19 per share, in the second quarter 2020
  Income from continuing operations excluding special items of $96 million, or $0.22 per share, versus $55 million, or $0.12 per share, in the second quarter 2020
  Operating income of $207 million, up 180% year over year
  Operating income excluding special items of $205 million, up 14% year over year
  Generated $85 million cash from operations and $164 million of adjusted free cash flow; $700 million of cash used for financing activities; and $91 million of cash provided from investing activities
  Cash balance at end of quarter at $716 million after redeeming approximately $476 million of debt and repurchasing $200 million of common stock with cash on hand; Revolving credit facility undrawn at $1 billion

2021 Guidance* Updated

  Updated Full Year 2021 Guidance: Revenue at $5.05-$5.15 billion, versus prior $5.05-$5.20 billion, with an unchanged outlook of $5.10 billion; Adjusted EBITDA $1.145-$1.185 billion, versus prior $1.125-$1.20 billion, with an increased outlook of $1.17 billion; Earnings Per Share Excluding Special Items $0.95-$1.02, versus prior $0.91-$1.02, with an increased outlook of $0.99; Adjusted Free Cash Flow $415-$485 million, versus prior $390-$460 million, with an increased outlook of $450 million
  Issued Third Quarter 2021 Guidance: Revenue $1.28-$1.32 billion with an outlook of $1.30 billion; Adjusted EBITDA $285-$305 million with an outlook of $295 million; Earnings Per Share Excluding Special Items $0.23-$0.27 with an outlook of $0.25

Key Announcements

  On May 3, 2021, Howmet Aerospace completed the early redemption of all $476 million aggregate principal amount of its 5.87% Notes due 2022 at an aggregate redemption price of approximately $500 million.
  In the second quarter 2021, the Company repurchased approximately 5.9 million shares for $200 million.
  On July 19, 2021, the Board of Directors reinstated a quarterly dividend on the Company’s common stock, declaring a dividend of $0.02 per share to be paid on August 25, 2021.

*Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2021 Guidance” below.

PITTSBURGH--(BUSINESS WIRE)--August 4, 2021--Howmet Aerospace (NYSE:HWM) today reported second quarter 2021 results. The Company reported second quarter revenues of $1.2 billion, down only 5% year over year due to disruptions in the commercial aerospace market, primarily driven by COVID-19 and Boeing 787 production declines, partially offset by growth in the commercial transportation and industrial markets.

Howmet Aerospace reported income from continuing operations of $74 million, or $0.17 per share, in the second quarter 2021 versus loss from continuing operations of $84 million, or $0.19 per share, in the second quarter 2020. Income from continuing operations excluding special items was $96 million, or $0.22 per share, in the second quarter 2021, versus $55 million, or $0.12 per share, in the second quarter 2020. Income from continuing operations in the second quarter 2021 included a $22 million charge from special items, principally related to debt redemption and other financing costs.

Second quarter 2021 operating income was $207 million, up 180% year over year. Operating income excluding special items was $205 million, up 14% year over year. The year-over-year increase was due to growth in the commercial transportation and industrial markets, variable and fixed cost reductions, and favorable product pricing, partially offset by disruptions in the commercial aerospace market, driven by COVID-19 and Boeing 787 production declines. Operating income margin, excluding special items, was up approximately 280 basis points year over year to 17.2%.

Howmet Aerospace Executive Chairman and Co-Chief Executive Officer John Plant said, “Howmet Aerospace delivered another solid quarter of results despite the COVID-19 pandemic’s impact on the commercial aerospace market, supported by strong demand in commercial transportation and industrial markets. While second quarter revenues declined 5% year over year, driven by a 31% reduction in commercial aerospace revenues, profit and margins exceeded guidance and included strong cash generation. Second quarter 2021 adjusted EBITDA margin of 22.8% was similar to first quarter 2021’s 22.7%, despite absorbing ramp-up costs in preparation for anticipated commercial aerospace volume increases beginning in the second half 2021.”

Mr. Plant continued, “We continue to expect the commercial aerospace recovery to begin in the second half 2021, led by Engine Products, followed by Engineered Structures, with Fastening Systems lagging by approximately six months. The commercial transportation market remains strong, supporting Forged Wheels; however, customer supply chain constraints are expected to curb growth in the near term. As we look to the rest of 2021 and beyond, we are well positioned to emerge from the pandemic in a stronger, more profitable position.”

“Our liquidity position remains strong as a result of our strict and disciplined approach to costs and spending. We ended the second quarter with approximately $716 million of cash after redeeming approximately $476 million of debt and repurchasing $200 million of common stock with cash on hand. Our $1 billion revolving credit facility remains undrawn and our next debt maturity is not until October 2024.”

On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation. The financial results of Arconic Corporation for all periods prior to April 1, 2020 have been retrospectively reflected in the Statement of Consolidated Operations as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods prior to April 1, 2020. Additionally, the assets and liabilities associated with Arconic Corporation prior to the separation are classified as assets and liabilities of discontinued operations. The cash flows, comprehensive income, and equity related to Arconic Corporation have not been segregated and are included in Howmet Aerospace’s financial statements for all periods prior to April 1, 2020.

Second Quarter 2021 Segment Performance

Engine Products

Engine Products reported revenue of $544 million, a decrease of 7% year over year due to declines in the commercial aerospace market driven by COVID-19 and Boeing 787 production declines, partly offset by growth in the industrial gas turbine market. Segment operating profit was $100 million, down 5% year over year, driven by volume declines in the commercial aerospace market, partially offset by variable and fixed cost reductions and favorable sales volumes in the industrial gas turbine market. The segment added approximately 300 headcount in the quarter in anticipation of revenue increases in the second half of the year. Segment operating profit margin increased approximately 50 basis points year over year to 18.4%.

Fastening Systems

Fastening Systems reported revenue of $262 million, a decrease of 20% year over year due to declines in the commercial aerospace market, primarily driven by COVID-19 and Boeing 787 production declines, partly offset by growth in the commercial transportation and industrial markets. Segment operating profit was $50 million, down 29% year over year, driven by volume declines in the commercial aerospace market, partially offset by variable and fixed cost reductions and favorable sales volumes in the commercial transportation and industrial markets. Segment operating profit margin decreased approximately 240 basis points year over year to 19.1%.

Engineered Structures

Engineered Structures reported revenue of $160 million, a decrease of 30% year over year due to declines in the commercial aerospace market, driven by COVID-19 and Boeing 787 production declines. Segment operating profit was $11 million, down 42% year over year, driven by volume declines, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 140 basis points year over year to 6.9%.

Forged Wheels

Forged Wheels reported revenue of $229 million, an increase of 103% year over year due to strength in the commercial transportation market. Segment operating profit was $61 million, up 917% year over year, driven by volume increases, fixed cost reductions, and maximizing production in low-cost countries. Segment operating profit margin increased approximately 2,130 basis points year over year to 26.6%.

2021 Guidance*

	3Q 2021 Guidance			FY 2021 Guidance
	Low	Outlook	High	Low	Outlook	High
Revenue	$1.28B	$1.30B	$1.32B	$5.05B	$5.10B	$5.15B
Adj. EBITDA	$285M	$295M	$305M	$1.145B	$1.170B	$1.185B
Adj. EBITDA Margin[1]	22.3%	22.7%	23.1%	22.7%	22.9%	23.0%
Adj. Earnings per Share[1]	$0.23	$0.25	$0.27	$0.95	$0.99	$1.02
Adj. Free Cash Flow				$415M	$450M	$485M
1) Excluding Special Items

* Howmet Aerospace has not provided reconciliations of the forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share or earnings per share excluding special items, and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Completed Early Redemption of All Outstanding 5.87% Notes due 2022 with Cash on Hand

On May 3, 2021 Howmet Aerospace redeemed all $476 million aggregate principal amount of its outstanding 5.87% Notes due 2022 at an aggregate redemption price of approximately $500 million. As a result, interest costs to the Company will be reduced in 2021 by approximately $19 million and approximately $28 million on an annual basis. Including the January 15, 2021 early redemption of all $361 million aggregate principal amounts of its 5.40% Notes due 2021, these two transactions will reduce the Company’s interest expense by approximately $47 million on an annual basis. The Company’s next debt maturity is in October 2024.

Share Repurchase of $200 Million Completed

The accelerated share repurchase agreement announced on May 11, 2021 was completed on June 18, 2021. Howmet Aerospace received approximately 4.9 million shares on May 11, 2021 and an additional approximately 1 million shares on June 21, 2021. Approximately $77 million remains authorized by the Board of Directors for share repurchases.

Board of Directors Reinstates Common Stock Dividend of $0.02 Per Share

On July 19, 2021 the Board of Directors reinstated a quarterly dividend on the Company’s common stock, declaring a dividend of $0.02 per share. The dividend is to be paid on August 25, 2021, to the holders of record of the common stock at the close of business on August 6, 2021. Future dividends are subject to the discretion and final approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law and contractual considerations.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Wednesday, August 4, 2021. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on August 4, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 pandemic continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	June 30, 2021	March 31, 2021	June 30, 2020
Sales	$1,195	$1,209	$1,253

Cost of goods sold (exclusive of expenses below)	857	873	923
Selling, general administrative, and other expenses	55	65	74
Research and development expenses	4	5	4
Provision for depreciation and amortization	67	68	73
Restructuring and other charges(1)	5	9	105
Operating income	207	189	74

Interest expense	89	72	144
Other expense, net	8	4	16

Income (loss) from continuing operations before income taxes	110	113	(86)
Provision (benefit) for income taxes	36	33	(2)
Income (loss) from continuing operations after income taxes	74	80	(84)
Loss from discontinued operations after income taxes	—	—	(12)

Net income (loss)	$74	$80	$(96)

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings (loss) per share - Basic(2)(3)(5):
Continuing operations	$0.17	$0.18	$(0.19)
Discontinued operations	$—	$—	$(0.03)
Net income (loss) per share	$0.17	$0.18	$(0.22)
Average number of shares(3)(4)	431,593,607	433,598,797	436,110,495

Earnings (loss) per share - Diluted(2)(3)(5):
Continuing operations	$0.17	$0.18	$(0.19)
Discontinued operations	$—	$—	$(0.03)
Net income (loss) per share	$0.17	$0.18	$(0.22)
Average number of shares(4)	436,992,917	439,337,643	436,110,495

Common stock outstanding at the end of the period	428,855,919	434,081,077	436,127,649
(1)

Restructuring and other charges for the quarters ended June 30, 2021 and March 31, 2021 included severance costs, asset impairments, pension settlement charges and other exit costs. Restructuring and other charges for the quarter ended June 30, 2020 included severance costs, pension curtailments and other exit costs.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020 need to be subtracted from Net income (loss).

(3)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended June 30, 2021 do not reflect the full impact of the share repurchases made at different times during the second quarter of 2021.

(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income (loss) per share.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$715	$1,610
Receivables from customers, less allowances of $— in 2021 and $1 in 2020	316	328
Other receivables(1)	100	29
Inventories	1,456	1,488
Prepaid expenses and other current assets	212	217
Total current assets	2,799	3,672
Properties, plants, and equipment, net	2,515	2,592
Goodwill	4,090	4,102
Deferred income taxes	188	272
Intangibles, net	557	571
Other noncurrent assets	230	234
Total assets	$10,379	$11,443

Liabilities
Current liabilities:
Accounts payable, trade	$632	$599
Accrued compensation and retirement costs	195	205
Taxes, including income taxes	80	102
Accrued interest payable	75	89
Other current liabilities	232	289
Short-term debt	13	376
Total current liabilities	1,227	1,660
Long-term debt, less amount due within one year	4,227	4,699
Accrued pension benefits	868	985
Accrued other postretirement benefits	156	198
Other noncurrent liabilities and deferred credits	303	324
Total liabilities	6,781	7,866

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	429	433
Additional capital	4,481	4,668
Retained earnings	517	364
Accumulated other comprehensive loss	(1,884)	(1,943)
Total equity	3,598	3,577
Total liabilities and equity	$10,379	$11,443
(1)	Includes deferred purchase program receivable of $49 as of June 30, 2021 and $12 as of December 31, 2020.

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in U.S. dollar millions)

	Six months ended June 30,
	2021	2020
Operating activities
Net income	$154	$119
Adjustments to reconcile net income to cash provided from (used for) from operations:
Depreciation and amortization	135	203
Deferred income taxes	15	25
Restructuring and other charges	14	126
Net loss from investing activities—asset sales	4	4
Net periodic pension benefit cost	9	34
Stock-based compensation	14	23
Other	46	48
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(231)	(70)
Decrease (increase) in inventories	19	(136)
Decrease (increase) in prepaid expenses and other current assets	10	(11)
Increase (decrease) in accounts payable, trade(1)	48	(320)
Decrease in accrued expenses	(93)	(173)
Increase in taxes, including income taxes	24	96
Pension contributions	(61)	(102)
Increase in noncurrent assets	(4)	(6)
Decrease in noncurrent liabilities	(24)	(37)
Cash provided from (used for) operations	79	(177)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(1)	(2)
Additions to debt (original maturities greater than three months)(2)	—	2,400
Payments on debt (original maturities greater than three months)(3)	(838)	(2,041)
Debt issuance costs	(1)	(61)
Premiums paid on early redemption of debt	(22)	(59)
Proceeds from exercise of employee stock options	15	30
Dividends paid to shareholders	(1)	(10)
Repurchase of common stock	(200)	—
Net cash transferred to Arconic Corporation at separation	—	(500)
Other	(20)	(34)
Cash used for financing activities	(1,068)	(277)
Investing Activities
Capital expenditures(1)	(91)	(184)
Proceeds from the sale of assets and businesses(4)	8	114
Sale of debt securities	5	—
Cash receipts from sold receivables	172	114
Cash provided from investing activities	94	44
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(8)
Net change in cash, cash equivalents and restricted cash	(895)	(418)
Cash, cash equivalents and restricted cash at beginning of year	1,611	1,703
Cash, cash equivalents and restricted cash at end of period	$716	$1,285

The separation of Arconic Inc. into two standalone, publicly-traded companies, Howmet Aerospace Inc. and Arconic Corporation, (the “Arconic Inc. Separation Transaction”) occurred on April 1, 2020. The cash flows related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows for the first quarter of 2020.

(1)

As previously disclosed, during the third quarter of 2020, the Company identified a misclassification in the presentation of changes in accounts payable and capital expenditures in its previously issued Statement of Consolidated Cash Flows for the six months ended June 30, 2020. Although management has determined that such misclassification was not material, the Company revised the accompanying Statement of Consolidated Cash Flows for the six months ended June 30, 2020, resulting in an $83 increase to previously reported capital expenditures and decrease to cash provided from investing activities with a corresponding reduction (decrease) in accounts payable, trade and increase in cash provided by (used for) operations.

(2)

The proceeds from financing activities primarily related to long-term debt issuance of $1,200 in the first quarter of 2020 which went with Arconic Corporation at separation and long-term debt issuance of $1,200 in the second quarter of 2020.

(3)

The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 5.870% Notes due 2022 of approximately $476 and the 5.400% Notes due 2021 of approximately $361.

(4)

Proceeds from the sale of assets and businesses in 2020 were primarily related to sale of a rolling mill in Itapissuma, Brazil and hard alloy extrusions plant in South Korea for $50 and $62 in cash, respectively, which were related to Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)

	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21
Engine Products
Third-party sales	$781	$585	$485	$555	$2,406	$534	$544
Inter-segment sales	$2	$1	$1	$1	$5	$1	$1
Segment operating profit	$165	$105	$39	$108	$417	$101	$100
Segment operating profit margin	21.1%	17.9%	8.0%	19.5%	17.3%	18.9%	18.4%
Provision for depreciation and amortization	$30	$31	$31	$31	$123	$31	$30
Restructuring and other charges (credits)	$13	$22	$9	$(8)	$36	$5	$5
Capital expenditures	$19	$14	$15	$29	$77	$11	$16

Fastening Systems
Third-party sales	$385	$326	$271	$263	$1,245	$272	$262
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$96	$70	$33	$48	$247	$45	$50
Segment operating profit margin	24.9%	21.5%	12.2%	18.3%	19.8%	16.5%	19.1%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$13
Restructuring and other charges	$2	$24	$—	$13	$39	$2	$3
Capital expenditures	$8	$7	$9	$15	$39	$5	$9

Engineered Structures
Third-party sales	$275	$229	$206	$217	$927	$176	$160
Inter-segment sales	$3	$2	$1	$1	$7	$1	$2
Segment operating profit	$28	$19	$10	$16	$73	$10	$11
Segment operating profit margin	10.2%	8.3%	4.9%	7.4%	7.9%	5.7%	6.9%
Provision for depreciation and amortization	$13	$14	$13	$12	$52	$12	$13
Restructuring and other charges (credits)	$17	$(5)	$9	$7	$28	$1	$—
Capital expenditures	$3	$5	$3	$8	$19	$5	$5

Forged Wheels
Third-party sales	$191	$113	$172	$203	$679	$227	$229
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$50	$6	$35	$62	$153	$70	$61
Segment operating profit margin	26.2%	5.3%	20.3%	30.5%	22.5%	30.8%	26.6%
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10	$9
Restructuring and other charges	$2	$1	$—	$—	$3	$—	$—
Capital expenditures	$7	$4	$6	$6	$23	$9	$13

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)

Reconciliation of Total Segment Operating Profit to Consolidated Income Before Income Taxes
	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21
Income (loss) from continuing operations before income taxes	$198	$(86)	$(12)	$71	$171	$113	$110
Interest expense	84	144	77	76	381	72	89
Other (income) expense, net	(24)	16	8	74	74	4	8
Consolidated operating income	258	74	73	221	626	189	207
Unallocated amounts:
Restructuring and other charges	39	105	22	16	182	9	5
Corporate expense (income)(1)	42	21	22	(3)	82	28	10
Total segment operating profit	$339	$200	$117	$234	$890	$226	$222

Reconciliation of Total Segment Capital Expenditures to Consolidated Capital Expenditures
	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21
Total segment capital expenditures	$37	$30	$33	$58	$158	$30	$43
Corporate and discontinued operations	115	2	3	(11)	109	25	(7)
Capital expenditures	$152	$32	$36	$47	$267	$55	$36

Total segment operating profit and Total segment capital expenditures are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company by Segment excluding the impacts of Corporate, Restructuring and other charges, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations determined under GAAP as well as Total segment operating profit.

Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 of net costs related to fires at two plants, and impairment costs related to facilities closures of $3 offset by ($1) net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $4 of net costs related to a fire at two plants (net of insurance reimbursements). For the quarter ended September 30, 2020, Corporate expense included ($2) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $7 of net costs related to fires at two plants. For the quarter ended December 31, 2020, Corporate expense included ($3) of reimbursement related to legal and advisory charges related to Grenfell Tower, and ($19) of net reimbursements related to fires at two plants. For the quarter ended March 31, 2021, Corporate expense included $10 of costs related to fires at two plants. For the quarter ended June 30, 2021, Corporate expense included ($4) of reimbursement related to legal and advisory charges related to Grenfell Tower, and ($3) of net reimbursement related to fires at two plants.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Adjusted free cash flow	Quarter Ended		Six months ended
	March 31, 2021	June 30, 2021	June 30, 2021
Cash (used for) provided from operations	$(6)	$85	$79
Cash receipts from sold receivables	57	115	172
Capital expenditures	(55)	(36)	(91)
Adjusted free cash flow	(4)	$164	$160

The net cash funding from the sale of accounts receivables was neither a use of cash nor a source of cash for all periods presented.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions, except per-share and share amounts)

Income from continuing operations excluding Special items	Quarter ended			Six months ended
	June 30, 2020	March 31, 2021	June 30, 2021	June 30, 2020	June 30, 2021
(Loss) income from continuing operations	$(84)	$80	$74	$69	$154

Diluted (loss) earnings per share (EPS)
Continuing operations	$(0.19)	$0.18	$0.17	$0.15	$0.35
Discontinued operations	$(0.03)	$—	$—	$0.11	$—

Special items:
Restructuring and other charges	105	9	5	144	14
Discrete tax items(1)	10	(1)	4	2	3
Other special items
New financing and debt tender fees	65	—	23	65	23
Costs, including interest, associated with the Arconic Inc. Separation Transaction	3	—	—	14	—
Plant fire costs (reimbursements), net	4	10	(3)	15	7
Legal and other advisory reimbursements related to Grenfell Tower, net	(6)	—	(4)	(7)	(4)
Other	2	(3)	2	1	(1)
Total Other special items	68	7	18	88	25
Tax impact(2)	(44)	1	(5)	(54)	(4)

Income from continuing operations excluding Special items	$55	$96	$96	$249	$192

Diluted EPS excluding Special items	$0.12	$0.22	$0.22	$0.56	$0.44

Average number of shares - diluted EPS excluding Special items	438,669,853	439,337,643	436,992,917	439,660,786	438,173,107

Income from continuing operations excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both (Loss) income from continuing operations determined under GAAP as well as Income from continuing operations excluding Special items.

(1)	Discrete tax items for each period included the following:

  for the quarter ended June 30, 2020, charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $6, and a net charge for prior year items $4;

for the quarter ended March 31, 2021, a net benefit for other items ($1);
for the quarter ended June 30, 2021, a charge related to a U.K. tax rate change $2, and a net charge for other items $2;

  for the six months ended June 30, 2020, charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $6, a net charge for prior year items $3, a benefit related to stock compensation ($5), and a net benefit for other small items ($2); and

for the six months ended June 30, 2021, a charge related to a U.K. tax rate change $2, and a net charge for other items $1.

(2)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)

Operational Tax Rate	Quarter ended June 30, 2021			Six months ended June 30, 2021
	As reported	Special items(1)(2)	As adjusted	As reported	Special items(1)(2)	As adjusted
Income from continuing operations before income taxes	$110	$21	$131	$223	$40	$263
Provision (benefit) for income taxes	36	(1)	35	69	2	71
Operational tax rate	32.7%		26.7%	30.9%		27.0%
Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended June 30, 2021 include new financing and debt tender fees $23 and Restructuring and other charges $5, partially offset by ($3) of net reimbursements related to fires at two plants and a reimbursement of legal and other advisory costs related to Grenfell Tower ($4). Special items for the six months ended June 30, 2021 include new financing and debt tender fees $23, Restructuring and other charges $14, and $7 related to net costs related to fires at two plants, net of reimbursement, partially offset by a reimbursement of legal and other advisory costs related to Grenfell Tower ($4).

(2)

Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items included the following:

for the quarter ended June 30, 2021, a charge related to a U.K. tax rate change $2, and a net charge for other items $2; and
for the six months ended June 30, 2021, a charge related to a U.K. tax rate change $2, and a net charge for other items $1.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Net Debt	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Short-term debt	$391	$384	$376	$489	$13
Long-term debt, less amount due within one year	4,695	4,697	4,699	4,224	4,227
Total debt	$5,086	$5,081	$5,075	$4,713	$4,240
Less: Cash, cash equivalents, and restricted cash	1,285	1,368	1,611	1,239	716
Net debt	$3,801	$3,713	$3,464	$3,474	$3,524

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Operating income excluding Special items	Quarter ended
	June 30, 2020	March 31, 2021	June 30, 2021
Operating income	$74	$189	$207

Special items:
Restructuring and other charges	105	9	5
Costs associated with the Arconic Inc. Separation Transaction	3	—	—
Legal and other advisory reimbursements related to Grenfell Tower, net	(6)	—	(4)
Plant fire costs (reimbursements), net	4	10	(3)
Impairment costs related to facilities closures	—	—	—
Operating income excluding Special items	$180	$208	$205

Sales	$1,253	$1,209	$1,195

Operating income margin, excluding Special items	14.4%	17.2%	17.2%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA excluding Special Items Margin	Quarter ended
	March 31, 2021	June 30, 2021
Income from continuing operations after income taxes	80	$74

Add:
Provision for income taxes	33	36
Other expense, net	4	8
Interest expense	72	89
Restructuring and other charges	9	5
Provision for depreciation and amortization	68	67
Adjusted EBITDA	$266	$279

Add:
Plant fire costs (reimbursements), net	9	(3)
Legal and other advisory reimbursements related to Grenfell Tower	—	(4)
Adjusted EBITDA excluding Special items	$275	$272

Sales	$1,209	$1,195
Adjusted EBITDA excluding Special items Margin	22.7%	22.8%

The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Management believes that Adjusted EBITDA and Adjusted EBITDA excluding Special items Margin are meaningful to investors because it provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com